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                                                                       Exhibit 3

                                April 20, 1998

Board of Trustees
The Penn Mutual Life Insurance Company
Independence Square
Philadelphia, PA  19172

Re:  Last Survivor Flexible Premium Adjustable Variable Life Insurance Policies

To the Board of Trustees:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 4 to Penn Mutual's Registration Statement on Form S-6 (the "Registration Statement") covering last survivor flexible premium adjustable variable life insurance policies ("Policies" or "Policy") to be issued by The Penn Mutual Life Insurance Company (the "Company") (S.E.C. file No. 33-87276).

The Prospectus included in the Registration Statement describes the Policies. The Policy forms were reviewed under my direction, and I am familiar with the Registration Statement and Exhibits thereto. In my opinion:

1. Using the interest rate and cost of insurance tables guaranteed in the Policy, current cost of insurance rates cannot be established at levels such that the "sales load," as defined in paragraph (c)(4) of Rule 6e-3T under the Investment Company Act of 1940, would exceed 9 percent of any premium payment.

2. The illustrations of Policy Values, Net Cash Surrender Values, Death Benefits and Accumulated Premiums included in the Registration Statement and based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy. The rate structure of the Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Policy for the ages and sexes shown, than to prospective purchasers of a Policy for other ages and sex.

3. The tables of minimum initial premiums, administrative surrender charges and applicable percentages, included in the appendices to the Prospectus which forms part of the Registration Statement, are consistent with the provisions of the Policy.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name relating to actuarial matters under the heading "Experts" in the Prospectus.

                              Very truly yours,

                              /s/ Peter R. Schaefer
                              ---------------------
                              Peter R. Schaefer, F.S.A., M.A.A.A.
                              Actuary